UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 18, 2026

Fifth Third Bancorp
(Exact name of registrant as specified in its charter)

Ohio	001-33653	31-0854434
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Fifth Third Center
38 Fountain Square Plaza	,	Cincinnati	,	Ohio	45263
(Address of Principal Executive Offices)					(Zip Code)
(800) 972-3030
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

    ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Without Par Value	FITB	The	NASDAQ	Stock Market LLC
Depositary Shares Representing 1/1000th Ownership Interest in Share of 6.625% Fixed-to-Floating Rate NonCumulative Perpetual Preferred Stock, Series I	FITBI	The	NASDAQ	Stock Market LLC
Depositary Shares Representing a 1/40th Ownership Interest in a Share of 6.00% Non-Cumulative Perpetual Class B Preferred Stock, Series A	FITBP	The	NASDAQ	Stock Market LLC
Depositary Shares Representing a 1/1000th Ownership Interest in a Share of 4.95% Non-Cumulative Perpetual Preferred Stock, Series K	FITBO	The	NASDAQ	Stock Market LLC
Depositary Shares Representing a 1/40th Ownership Interest in a Share of 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series M	FITBM	The	NASDAQ	Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 18, 2026, the Human Capital and Compensation Committee (the “Compensation Committee”) of the Board of Directors of Fifth Third Bancorp (the “Bancorp”) approved grant awards to certain of the Bancorp’s named executive officers, which awards were issued to incentivize a successful integration following the previously announced merger by certain of the Bancorp’s subsidiaries with Comerica Incorporated and Comerica Holdings Incorporated (the “Merger”). The Board granted these awards in the form of performance share units (“PSUs”), with payout levels determined based on performance against established goals under an integration scorecard, subject to a minimum payout of 0% and a maximum payout of 125%. The performance period for the PSUs runs from February 1, 2026 through December 31, 2026. Subject to the achievement of applicable performance conditions, 50% of the PSUs will vest on the first anniversary of the grant date and the remaining 50% will vest on the second anniversary of the grant date. The Compensation Committee believes these awards appropriately incent superior execution of the Merger.

The PSUs are subject to the recipient’s continued employment and satisfactory performance of duties. In the event a recipient’s employment terminates due to death or disability, any unvested PSUs will vest in full if such termination occurs prior to the end of the performance period or will vest based on actual performance results if such termination occurs after the end of the performance period. In the event a recipient’s employment is terminated involuntarily by the Fifth Third Bank, National Association (the “Company”) under certain defined circumstances, the participant shall continue to be eligible to receive PSUs on the vesting schedule. In the event of termination of employment for any other reason, all unvested PSUs will be forfeited. In addition, if the Bancorp’s return on average tangible common equity for the fiscal year ending immediately prior to a vesting date (i.e., fiscal years 2026 and 2027) does not meet or exceed 2%, the Compensation Committee of the Bancorp’s Board of Directors may, in its discretion, cause the performance share award to be forfeited.

James C. Leonard, Executive Vice President and Chief Operating Officer, will receive a PSU award with a grant date value of $1,500,000. Bryan D. Preston, Executive Vice President and Chief Financial Officer; Robert P. Shaffer, Executive Vice President and Chief Risk Officer; and Jude A. Schramm, Executive Vice President and Chief Information Officer, will each receive PSU awards with a grant date value of $1,000,000. All awards are based on the closing price of the Bancorp’s common stock on February 18, 2026.

Additionally, Timothy N. Spence, the Bancorp’s Chairman, Chief Executive Officer and President will receive a PSU award, subject to additional restrictions beyond those for the other PSU recipients referenced above, with a grant date value of $5,000,000. In addition to the vesting schedule above, Mr. Spence will be required to hold any vested shares, net of tax, until February 18, 2031. The Compensation Committee believes these additional restrictions and holding period align with shareholder interests, as well as appropriately recognize Mr. Spence’s leadership of the company through the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH THIRD BANCORP
(Registrant)

Date: February 24, 2026 By: /s/ CHRISTIAN GONZALEZ
Christian Gonzalez
Executive Vice President and Chief Legal Officer